Exhibit 10.2

SECOND MODIFICATION TO REVOLVING CREDIT AGREEMENT

     This SECOND MODIFICATION TO REVOLVING CREDIT AGREEMENT (“Agreement”) made and entered into as of the 26th day of March 2004 by and between PANERA, LLC (“Borrower”), and BANK OF AMERICA, N.A., a national banking association (“Lender”).

W I T N E S S E T H:

     WHEREAS, on December 19, 2003, Borrower and Lender consummated that certain loan (the “Loan”) evidenced by a certain Revolving Credit Note dated December 19, 2003 made by Borrower to the order of Lender in the original principal amount of $10,000,000.00 and that certain Revolving Credit Agreement dated December 19, 2003, to and in favor of Lender and on the 26th day of January, 2004 entered into a First Modification to Revolving Credit Agreement, (as amended the “Credit Agreement”);

     WHEREAS, Borrower and Lender have agreed to modify the Credit Agreement to include exhibits as hereinafter provided.

     NOW, THEREFORE, for and in consideration of the above premises, Ten Dollars in hand paid and other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, Borrower and Lender hereby agree as follows:

     1. The Credit Agreement is hereby modified and amended by deleting the first paragraph of Section 2.1(j)(1) and substituting in lieu therefore the following:

     (j) Determination of Applicable Margin.

The Applicable Margin in respect of any Base Rate Loan or LIBOR Base Loan, as applicable, shall be determined as of the last day of the immediately preceding fiscal quarter by reference to the table set forth below on the basis of the type of Loan and the Adjusted Total Leverage Ratio determined by reference to the most recent financial statements delivered pursuant to Section 5.1(a) or 5.1(b). For purposes of this Section 2.1(j)(1), Funded Debt shall not include the commitments and contingent liabilities relative to the operating leases for the former Au Bon Pan Division and its franchisees or the franchisee leases which are described in Note 9 found on page 40 of the 2002 Panera Bread Company annual report.

     2. The Credit Agreement is hereby further modified and amended by deleting Section 6.2 in its entirety and substituting in lieu therefore the following:

     6.2            Maximum Adjusted Total Leverage Ratio. For each twelve-month period ending on the last day of each fiscal quarter of the Borrower, the Borrower shall maintain a maximum Adjusted Total Leverage Ratio of 3.00 to 1.00. For purposes of this Section 6.2, Funded Debt shall not include the commitments and contingent liabilities relative to the operating leases for the former Au Bon Pan Division and its franchisees or the franchisee leases which are described in Note 9 found on page 40 of the 2002 Panera Bread Company annual report.

     3. This Amendment shall be deemed effective as of the 27th day of December, 2003.

     4. Except as modified and amended hereby, the Credit Agreement shall be and remain in full force and effect and unchanged.

     5. This Agreement may be executed in multiple counterparts each of which shall be deemed to be an original and all such counterparts together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, Borrower and Lender have caused this Agreement to be executed as of the day and year first above written.

BORROWER:

PANERA, LLC, a Delaware limited liability company

By:	/s/ Mark Hood Mark Hood, Senior Vice President, Chief Financial Officer

By:	/s/ Neal Yanofsky Neal Yanofsky, Executive Vice President, Chief Administrative and Corporate Staff Officer

Address: 6710 Clayton Road St. Louis, Missouri 63117

(Signatures continued on following page)

LENDER:

BANK OF AMERICA, N.A.

By:	/s/ Bobby Ryan Oliver, Jr.
Name: Bobby Ryan Oliver, Jr.
Title: Vice President